Exhibit 5.1

February 15, 2013

HCA Holdings, Inc.

One Park Plaza

Nashville, Tennessee 37203

Ladies and Gentlemen:

We have acted as counsel to HCA Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-175791), as amended by Post-Effective Amendments Nos. 1 through 3 thereto (as amended, the “Registration Statement”), filed by the Company and certain of its subsidiaries with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to, among other things, the sale thereunder of Common Stock of the Company, par value $0.01 per share (the “Common Stock”). This opinion related to the sale by certain stockholders (the “Selling Stockholders”) listed on Schedule A to the Underwriting Agreement (as defined below) of an aggregate of 50,000,000 shares (the “Shares”) of Common Stock pursuant to an Underwriting Agreement, dated February 11, 2013 (the “Underwriting Agreement”), among the Company, the Selling Stockholders and the Underwriters named therein.

We have examined the Registration Statement as it became effective under the Act; the prospectus dated December 10, 2012 (the “Base Prospectus”), as supplemented by the prospectus supplement dated February 11, 2013 (the “Final Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act; a form of the share certificate representing the Common Stock of the Company, which has been filed with the Commission as an exhibit to the Registration Statement; and the Underwriting Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP

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